SERVOTRONICS, INC.

1110 Maple Street P.O. Box 300 Elma, New York 14059-0300 716-655-5990 FAX 716-655-6012

July 3, 2008

SERVOTRONICS, INC.

(AMEX-SVT)

Servotronics, Inc.'s Annual Meeting was held in Buffalo, New York on Thursday July 3, 2008. The Company's current activities were reviewed and presented. The Company is composed of two groups - the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The ATG designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agriculture, and pocket knives for both commercial and government applications.

The Company referenced the year 2007 as a record year with an 87.2% increase in net income to $2,052,000 on a 27.8% increase in revenues to $31,378,000 for the fiscal year ended December 31, 2007. Net income and revenues for the fiscal year ended December 31, 2006 were $1,096,000 and $24,548,000 respectively. These results were part of an upward trend in annual revenues that have grown by more than 100% during the past 5 years that ended 12/31/2007. Increased revenue and net income were attributed to increased product shipments for commercial and government applications in conjunction with continuing cost containment activities.

The Company continues to expand in both domestic and foreign markets, exhibiting at major trade shows such as the Farnborough Air Show, Paris Air Show, Asian Aerospace Show and at MEDICA in Germany and numerous knife and cutlery trade shows. Servotronics, Inc. continues to be successful in diversifying ATG product applications as evidenced by the receipt of both prototype and production orders for products in the medical field, manufacturing equipment and various foreign applications. The CPG product applications are being expanded through new developments and acquisitions of related product lines.

Re-elected as Company Directors at the meeting were Dr. Nicholas D. Trbovich, Donald W. Hedges, Dr. William H. Duerig, and Nicholas D. Trbovich, Jr.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON THE AMERICAN STOCK EXCHANGE.